EXHIBIT 99.1

OHA Investment Corporation Announces Third Quarter 2016 Results

NEW YORK, Nov. 14, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended September 30, 2016.  Management will discuss the Company's results summarized below on a conference call on Monday, November 14, 2016, at 2:00 p.m. Eastern Time.

Summary results for the quarter ended September 30, 2016:
Total investment income:  $4.3 million, or $0.21 per share
Net investment income:  $1.7 million, or $0.08 per share
Net realized and unrealized losses: $4.3 million, or $0.21 per share
Net asset value:  $93.0 million, or $4.61 per share
Investment realizations: $14.1 million
Fair value of portfolio investments:  $131.1 million

Portfolio Activity
The fair value of our investment portfolio was $131.1 million at September 30, 2016, decreasing 11.5% compared to June 30, 2016. During the third quarter of 2016, the Company had realizations totaling $14.1 million and made no new investments.  The concentration of our investment portfolio in the energy sector at September 30, 2016 was 40%.  The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 7.5% and 11.7%, respectively, as of September 30, 2016.

In July 2016, WP Mustang (Electronic Funds Services, LLC), or EFS, repaid its second lien term loan in the amount of $10.0 million plus a 1% prepayment fee. We recorded previously unamortized discount of $0.1 million as additional interest income as a result of this repayment. This investment was initiated in December 2014 and generated a Gross IRR of 11.0% and a return on investment of 1.17x.

In August 2016, Appriss Holdings, Inc., or Appriss, repaid part of its second lien term loan in the amount of $3.8 million. We recorded previously unamortized discount of $0.05 million as additional interest income as a result of this repayment.

Operating Results
Investment income totaled $4.3 million for the third quarter of 2016, decreasing 15.1% compared to $5.1 million in the corresponding quarter of 2015. The decrease was primarily attributable to a decrease in average portfolio investment balance on a cost basis and a decrease in the weighted average yield on our investment portfolio from September 30, 2015 to September 30, 2016.

Operating expenses for the third quarter of 2016 were $2.6 million, a decrease of $0.4 million, or 12.5%, compared to operating expenses for the third quarter of 2015. The decrease in operating expenses is related to lower interest expense and bank fees and other general and administrative expenses, partially offset by an increase in management and incentive fees and professional fees.

The resulting net investment income was $1.7 million or $0.08 per share, for the third quarter of 2016, compared to $2.1 million, or $0.10 per share, for the third quarter of 2015.

We recorded net realized and unrealized losses on investments totaling $4.3 million, or $0.21 per share, during the third quarter of 2016, compared to $8.7 million, or $0.43 per share, during the third quarter of 2015. Total losses recorded in the third quarter of 2016 totaled $8.5 million, which was driven by our legacy energy portfolio investments.

Overall, we experienced a net decrease in net assets resulting from operations of $2.6 million, or $0.13 per share, for the third quarter of 2016. After declaring a quarterly dividend during the period of $0.06 per share, our net asset value decreased 4%, from $4.80 per share as of June 30, 2016 to $4.61 per share as of September 30, 2016.

Liquidity and Capital Resources
At September 30, 2016, we had cash and cash equivalents totaling $2.9 million.  The amount outstanding under our credit facility at September 30, 2016 was $40.5 million.

On September 9, 2016, we entered into a new secured term loan credit facility (the "Credit Facility") with MidCap Financial, which replaced our existing Third Amended and Restated Revolving Credit Agreement (the "Investment Facility"), dated May 23, 2013, as amended.  As of September 9, 2016, the size of the Credit Facility was $56.5 million with a maturity date of March 9, 2018, which can be extended for a six-month period at our option.  Initial proceeds of $40.5 million from the Credit Facility were used to pay off the $38.5 million outstanding balance on our previous Investment Facility, pay transaction expenses and provide balance sheet cash.  The remaining $16.0 million consists of a delayed draw term loan, which is committed for one year, and is available to us to grow our investment portfolio and operate our business.

Additional Disclosure
Investments are considered to be fully realized when the original investment at the security level has been fully exited.  Internal rate of return, or IRR, is a measure of our discounted cash flows (inflows and outflows). Specifically, IRR is the discount rate at which the net present value of all cash flows is equal to zero. That is, IRR is the discount rate at which the present value of total capital invested in our investments is equal to the present value of all realized returns from the investments. Our IRR calculations are unaudited.  Capital invested, with respect to an investment, represents the aggregate cost of the investment, net of any upfront fees paid at closing. Realized returns, with respect to an investment, represents the total cash received with respect to an investment, including all amortization payments, interest, dividends, prepayment fees, administrative fees, amendment fees, accrued interest, and other fees and proceeds. Gross IRR, with respect to an investment, is calculated based on the dates that we invested capital and dates we received distributions.  Gross IRR reflects historical results relating to our past performance and is not necessarily indicative of our future results. In addition, gross IRR does not reflect the effect of management fees, expenses, incentive fees or taxes borne, or to be borne, by us or our stockholders, and would be lower if it did.

Webcast / Conference Call at 2:00 p.m. Eastern Time on November 14, 2016
We invite all interested persons to participate in our conference call on Monday, November 14, 2016, at 2:00 p.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $17,030 and $28,608, respectively)	$—	$1,000
Affiliate investments (cost: $19,065 and $18,647, respectively)	17,724	18,893
Non-affiliate investments (cost: $168,619 and $192,012, respectively)	113,394	154,817
Total portfolio investments (cost: $204,714 and $239,267, respectively)	131,118	174,710
Investments in U.S. Treasury Bills at fair value (cost: $55,000 and $34,997, respectively)	55,000	34,997
Total investments	186,118	209,707
Cash and cash equivalents	2,857	15,554
Accounts receivable and other current assets	12	517
Interest receivable	1,777	2,248
Deferred loan costs and other prepaid assets	26	451
Total current assets	4,672	18,770
Total assets	$190,790	$228,477

Liabilities
Current liabilities
Due to broker	$—	$5,226
Distributions payable	1,210	2,421
Accounts payable and accrued expenses	2,944	1,962
Management and incentive fees payable	888	1,713
Income taxes payable	42	75
Repurchase agreement	53,900	34,300
Short-term debt	—	72,000
Total current liabilities	58,984	117,697
Long-term debt, net of debt issuance costs	38,818	—
Total liabilities	97,802	117,697
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 shares issued and outstanding for both periods	20	20
Paid-in capital in excess of par	241,985	241,985
Undistributed net investment loss	(4,689)	(5,947)
Undistributed net realized capital loss	(73,848)	(63,838)
Net unrealized depreciation on investments	(70,480)	(61,440)
Total net assets	92,988	110,780
Total liabilities and net assets	$190,790	$228,477
Net asset value per share	$4.61	$5.49

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Investment income:
Interest income:
Interest income	$3,310	$4,065	$10,519	$12,547
Dividend income	897	1,010	3,180	2,997
Royalty income, net of amortization	—	11	—	30
Other income	114	2	152	244
Total investment income	4,321	5,088	13,851	15,818
Operating expenses:
Interest expense and bank fees	768	967	2,831	2,534
Management and incentive fees	888	758	2,585	2,290
Professional fees	584	541	1,973	1,918
Other general and administrative expenses	387	735	1,554	2,270
Total operating expenses	2,627	3,001	8,943	9,012
Income tax provision, net	(6)	6	19	58
Net investment income	1,700	2,081	4,889	6,748

Net realized capital gain (loss) on investments, net of tax	—	(33)	(10,010)	199
Total net realized capital gain (loss) on investments	—	(33)	(10,010)	199

Net unrealized depreciation on investments	(4,312)	(8,695)	(9,040)	(15,963)
Total net unrealized depreciation on investments	(4,312)	(8,695)	(9,040)	(15,963)

Net decrease in net assets resulting from operations	$(2,612)	$(6,647)	$(14,161)	$(9,016)

Net increase (decrease) in net assets resulting from operations per common share	$(0.13)	$(0.33)	$(0.70)	$(0.44)

Distributions declared per common share	$0.06	$0.12	$0.18	$0.36
Weighted average shares outstanding - basic and diluted	20,172	20,177	20,172	20,372

Per Share Data (1)
Net asset value, beginning of period	$4.80	$7.16	$5.49	$7.48

Net investment income	0.08	0.10	0.24	0.33
Net realized and unrealized loss on investments (2)	(0.21)	(0.43)	(0.94)	(0.77)
Net increase (decrease) in net assets resulting from operations	(0.13)	(0.33)	(0.70)	(0.44)
Distributions to common stockholders
Distributions from net investment income	(0.06)	(0.12)	(0.18)	(0.36)
Net decrease in net assets from distributions	(0.06)	(0.12)	(0.18)	(0.36)
Effect of shares repurchased, gross	—	—	—	0.03

Net asset value, end of period	$4.61	$6.71	$4.61	$6.71

(1) Per share data is based on weighted average number of common shares outstanding for the period.
(2) May include a balancing amount necessary to reconcile the change in net asset value per share with other per share presented.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.7 billion in over 120 direct lending investments over the past 13 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
James David – James-David@kekst.com